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                      [LETTERHEAD OF HOPPER AND KANOUFF]


                               November 2, 1995



Integrated Medical Systems, Inc.
15000 West 6th Avenue, Suite 400
Golden, Colorado 80401

Gentlemen:

     You have requested our opinion as to the legality of 10,792,695 shares of the $0.10 par value Series D Preferred Stock (hereafter "Series D Preferred") of Integrated Medical Systems, Inc. ("Company"), 2,000,000 shares of $1.00 par value Series B Preferred Stock (hereafter "Series B Preferred") of the Company, options to purchase up to 2,380,457 shares of Series D Preferred of the Company ("Options") and warrants to purchase up to 655,103 shares of Series D Preferred ("Warrants") of the Company to be registered pursuant to a Registration Statement on Form S-4 (Registration Nos. 33-62613 and 33-62613-01) that has been filed by the Company and Eli Lilly and Company with the United States Securities and Exchange Commission.

     We have reviewed the Articles of Incorporation, as amended and proposed to be amended as described in the Registration Statement, of the Company, the bylaws of the Company, the minutes of proceedings of the Board of Directors and of the shareholders of the Company, and such other documents that we considered necessary in order to render this opinion. As a result of our review, we are of the opinion that, assuming shareholders of the Company duly approve the merger transaction described in the referenced Registration Statement by the requisite shareholder vote, the Series D Preferred and Series B Preferred will, upon issuance as described in the Registration Statement, be legally issued, fully paid and nonassessable and the Options and Warrants when issued will be legally issued and enforceable in accordance with their terms.

   Inasmuch as the liquidation preference of the Series D Preferred exceeds the par value, you have also requested our opinion as to whether there are any resulting restrictions on surplus of the Company. There are no provisions of the Colorado Business Corporation Act ("CBCA") which restrict "surplus" of a corporation by the amount by which the liquidation preference of shares exceeds their par value.

   However, Section 7-106-401 of the CBCA which applies to distributions to shareholders, prohibits a distribution to shareholders such as a dividend if, after the payment (a) the

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Integrated Medical Systems, Inc.
November 2, 1995
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Corporation would not be able to pay its debts as they become due in the usual course of business and (b) the Corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of the distribution to satisfy the liquidation preferences applicable to outstanding shares, including any accrued unpaid preferred dividends. This provision is applicable to the Company and could limit the ability of the Company to issue dividends on the Series D Preferred and Series B Preferred in the future. However, the limitation of Section 7-106-401 does not result in a restriction on surplus, as concepts relating to "surplus" have been removed from the CBCA.

     Based on the foregoing, we conclude and it is our opinion that there will be no restrictions on surplus of the Company due to the liquidation preference in excess of par value on the Series D Preferred. Further, it is also our opinion that the CBCA provides no specific remedy to a security holder when the payment of a dividend reduces or would threaten to reduce surplus to an amount less than the excess of the liquidating preference of the outstanding shares of Series D Preferred over the aggregate par value of outstanding shares of such stock.

     Reference is made to Registration Statement Nos. 33-62613 and 33-62613-01 pursuant to which the Company proposes to issue the Securities described above. We hereby consent to being named in the referenced Registration Statement as having advised the Company as to the matters set forth in this letter.




                                    HOPPER and KANOUFF, P.C.

                                    By: /s/ Alan W. Peryam
                                        ------------------
                                        Alan W. Peryam, Director


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